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                                                                    Exhibit 8(b)


                     [LETTERHEAD OF JACKSON & KELLY PLLC]



                               October 12, 1999

Potomac Valley Bank
4 North Main Street
P. O. Box 1079
Petersburg, WV 26874-1079

          Re: Certain Federal Income Tax Consequences of Merger of Potomac Interim Bank, Inc., a wholly-owned Subsidiary of Summit Financial Group, Inc., with and into Potomac Valley Bank

Ladies and Gentlemen:

          We have acted as special counsel to Potomac Valley Bank ("Potomac Bank"), in connection with the proposed merger (the "Merger") of Potomac Interim Bank, Inc., a wholly-owned subsidiary ("Merger Sub") of Summit Financial Group, Inc.; formerly known as South Branch Valley Bancorp, Inc. ("Summit") into Potomac. The Merger will be effected pursuant to the Agreement and Plan of Merger by and among Potomac, Summit and Merger Sub, dated as of July 16, 1999 (the "Agreement").

          In our capacity as counsel to Potomac, our opinion has been requested with respect to certain federal income tax consequences associated with the proposed Merger. In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and, unless otherwise specified, all section references herein are to the Code.

          In our capacity as counsel to Potomac in the Merger, and for purposes of rendering the opinions expressed herein, we have examined and relied upon such documents as we have deemed appropriate, including:

          (1)  the Agreement and exhibits thereto;

          (2) the Registration Statement and Proxy Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

          (3)  such additional documents as we have considered relevant.

          We have also obtained written certification letters (the "Certification Letters") from Summit, Merger Sub and Potomac to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

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Potomac Valley Bank
October 12, 1999
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          In connection with our review of the Agreement, the written certificates described above, and the other documents described herein, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct and complete copies of all such documents, (ii) none of the documents has been amended or modified; (iii) all such documents are in full force and effect in accordance with the terms thereof; (iv) there are no other documents which affect the opinions hereinafter set forth; and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

          We have not made an independent investigation of the Registration Statement. Consequently, we have relied upon your representation that the information presented in the Registration Statement or otherwise furnished to us accurately and completely describes all material relevant facts.

          You have advised us that the proposed Merger will (i) allow Potomac to continue its tradition as a community bank serving Grant County and will enhance stockholder and customer value; (ii) will enable the combined institution of Potomac and Summit better opportunities to compete with other financial and non-financial institutions in the markets in which Potomac and Summit's subsidiary banks conduct their business and (iii) will reduce costs by the elimination of duplicate expense. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Prior to the Merger, South Branch Valley Bancorp, Inc. will take all steps necessary to change its name to Summit Financial Group, Inc.

          (2) Merger Sub will merge with and into Potomac pursuant to the terms of the Agreement and the laws of the State of West Virginia. Merger Sub's separate corporate existence will cease to exist, and Potomac will be the surviving corporation. Thereafter, Potomac will be a wholly-owned subsidiary of Summit, and will continue to operate the businesses of Potomac conducted prior to the Merger;

          (3) The only class of Potomac Stock outstanding is Common Stock, par value of $10.00 per share ("Potomac Common Stock.") Each share of Potomac Common Stock (excluding shares held by Potomac stockholders who perfect their dissenters' rights of appraisal) issued and outstanding immediately prior to the Effective Time of the Merger, as defined in the Agreement, (the "Effective Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive shares of Summit Common Stock (as defined in the Agreement) in accordance with the Agreement;

          (4) At the Effective Time the holders of certificates representing Potomac Common Stock, including holders of Dissenting Shares, shall cease to have any rights as stockholders of Potomac; and

          (5) No fractional shares of Summit Common Stock will be issued as a result of the proposed Merger. In lieu of the issuance of fractional shares, each holder of shares of Potomac Common Stock who would otherwise have been entitled to receive a fraction of a share of Summit Common Stock (after taking into account all certificates delivered by such holder) shall receive cash (without interest) in an amount equal to the value of such fractional part of a share of Summit Common Stock in accordance with the Agreement

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Potomac Valley Bank
October 12, 1999
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at the Effective Time. No such holder shall be entitled to dividends, voting rights or any other stockholder right in respect of any fractional share.

          With your consent, and the consent of Summit and Merger Sub, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time and that you, Summit, and Merger Sub will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rendering the opinions contained herein:

          (1) The Merger will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified, and neither Potomac nor Summit has any plan or intention to waive or modify any material conditions of the Agreement.

          (2) The ratio for the exchange of shares of Summit Common Stock in exchange for shares of Potomac Common Stock was negotiated through arm's length bargaining. The fair market value of Summit Common Stock (including any fractional share interest) received by the stockholders of Potomac will be, in each instance, approximately equal to the fair market value of the Potomac Common Stock surrendered in exchange therefor;

          (3) Following the Merger, Potomac will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets (including assets disposed of by Potomac prior to or subsequent to the merger and in contemplation thereof) (including without limitation any asset disposed of by Potomac, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Date and beginning with the commencement of negotiations; whether formal or informal, with Summit regarding the Merger) and at least 90% of the fair market value of Merger Sub's net assets and at least 70% of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Potomac or Merger Sub to dissenters, amounts paid by Potomac or Merger Sub to stockholders who receive cash or other property, amounts used by Potomac or Merger Sub to pay reorganization expenses or other expenses incurred in connection with the Merger, amounts, if any, used by Potomac to make payments to employees, for severance and termination of employment contracts, and all redemptions and distributions (except for regular, normal dividends) made by Potomac will be included as assets of Potomac or Merger Sub, respectively, immediately prior to the Merger;

          (4) Prior to the Merger, Summit will be in control of Merger Sub within the meaning of Section 368(c) of the Code which means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and of least 80% of the total number of shares of each other class of stock of the corporation;

          (5) Potomac has no plan or intention to issue additional shares of its stock that would result in Summit losing control of Potomac within the meaning of Section 368(c) of the Code;

          (6) Except for cash paid in lieu of fractional shares of Summit Common Stock pursuant to the Merger, during the five year period beginning on the Effective Date, neither Summit nor any "Summit Related Person" (as defined below) has (i) any plan or intention to purchase, redeem or otherwise acquire any of the Summit Common Stock that will be issued pursuant to the Merger or
(ii) participated in or will participate in any purchase, redemption or other acquisition of Potomac Common Stock in contemplation or as part of the Merger. For purposes of this paragraph, any arrangement that would result in a reduction

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Potomac Valley Bank
October 12, 1999
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of the risk of loss with respect to the holding of any interest in the shares of
Summit Common Stock or Potomac Common Stock as the case may be shall constitute an acquisition of such shares.

          "Summit Related Person" is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which Summit owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock of Summit, or (iv) any other person related to Summit within the meaning of Treasury Regulation Section 1.368-1(e)(3). A person will be related to Summit for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired stock that such partnership acquired in accordance with the partner's interest in the partnership;

          (7) During the five-year period ending on the Effective Date, neither Potomac nor any "Potomac Related Person" (as defined below) has (i) purchased, redeemed or otherwise acquired any Potomac Common Stock in contemplation or as part of the Merger or (ii) will acquire any Potomac Common Stock prior to the Merger. During the five-year period ending on the Effective Date, neither Potomac nor any Potomac Related Person has made any extraordinary distribution with respect to Potomac Stock. For purposes of this paragraph, any arrangement that would result in a reduction of the risk of loss with respect to the holding of any interest in the shares of Potomac Common Stock shall constitute an acquisition of such shares.

          A "Potomac Related Person" is (i) a corporation as to which Potomac owns actually or constructively fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns actually or constructively fifty percent or more of the total voting power or total value of all shares of all classes of stock of Potomac. A person will be deemed related to Potomac for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership;

          (8) Summit has no plan or intention to liquidate Potomac; to merge Potomac with or into another corporation other than Merger Sub; to sell or otherwise dispose of the stock of Potomac except for transfers of stock to corporations controlled by Summit; or to cause Potomac to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Potomac;

          (9) Merger Sub will have no liabilities assumed by Potomac, and it will not transfer to Potomac any assets subject to liabilities, in the Merger;

          (10) At the time of the Merger, the only class of issued and outstanding stock of Potomac will be the Potomac Common Stock;

          (11) In the Merger, shares of Potomac stock representing control of Potomac, as defined in Section 368(c) of the Code, will be exchanged solely for Summit Common Stock. For purposes of this representation, shares of Potomac stock exchanged for cash or other property originating with Summit will be treated as outstanding Potomac stock on the date of the Merger;

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Potomac Valley Bank
October 12, 1999
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          (12) The Potomac Common Stock to be surrendered by each stockholder of
Potomac will not be subject to any liability, and neither Potomac nor Summit will assume any liability with respect to the surrendered Potomac Common Stock;

          (13) At the time of the Merger, Potomac will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Potomac that, if exercised or converted, would affect Summit's acquisition or retention of control of Potomac, as defined in Section 368(c) of the Code;

          (14) Neither Summit nor any Summit Related Person owns, directly or indirectly, nor has it or any Summit Related Person owned during the past five years, directly or indirectly, any shares of the stock of Potomac;

          (15) Following the Merger, Potomac will either continue its historic business or use a significant portion of its historic business assets in a business;

          (16) Summit, Merger Sub, Potomac and the stockholders of Potomac will pay their respective expenses, if any, incurred in connection with the Merger;

          (17) There is no intercorporate indebtedness existing between Summit and Potomac or between Merger Sub and Potomac that was issued, acquired, or will be settled at a discount;

          (18) The payment of cash in lieu of fractional shares of Summit Common Stock is solely for the purpose of avoiding the expense and inconvenience to Summit of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Potomac stockholders in lieu of issuing fractional shares of Summit Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Potomac stockholders in exchange for their shares of Potomac Common Stock. The fractional share interests of each Potomac stockholder will be aggregated, and no Summit stockholder will receive cash in an amount equal to or greater than the value of .9999 share of Summit Common Stock;

          (19) None of the compensation received, or to be received, by any stockholder-employees of Potomac will be separate consideration for, or allocable to, any of their shares of Potomac Common Stock; none of the shares of Summit Common Stock or cash received, or to be received, by any stockholder-employees of Potomac pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Potomac will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          (20) The only consideration to be received, directly or indirectly, by holders of Potomac Common Stock in the Merger is Summit Common Stock. Summit has not agreed to assume, nor will it, directly or indirectly, assume any expense or liability, whether contingent or fixed, of any holder of Potomac Common Stock. Summit has no plan or intention to contribute any additional capital to Potomac, to purchase additional Stock of Potomac or to make any loans to Potomac following the Merger for the purpose of directly or indirectly paying any additional consideration to any holders of Potomac Common Stock. None of the Potomac Common Stock exchanged for Summit Common Stock in the Merger will be subject to any liabilities. No part of the consideration exchanged for Potomac Common Stock will be received by a shareholder as a creditor, employee, or in any capacity other than that of a stockholder of Potomac;

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Potomac Valley Bank
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          (21) The Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of Summit, Merger Sub and Potomac with respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Agreement;

          (22) The Merger is being undertaken for one or more valid business purposes, including those described herein;

          (23) Merger Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets or business operations; and

          (24) Either (a) no shares of Potomac Common Stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Code or (b) any shares of Summit Common Stock received in exchange for shares of Potomac Common Stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger.

          In addition to the mutual representations you, Summit and Merger Sub have made to us, with your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time and that you will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rending the opinions contained herein:

          (1) For Potomac, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

          (2) Potomac is not under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

          (3) At the Effective Time, the fair market value of the assets of Potomac will exceed the liabilities plus the amount of liabilities, if any, to which the assets are subject.

          (4) At all times during the five-year period ending on the Effective Date, the fair market value of all of Potomac's United States real property interests was and will have been less than 50 percent of the total fair market value of, (a) its United States real property interests, (b) its interests in real property located outside the United States and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence,
(x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and

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Potomac Valley Bank
October 12, 1999
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furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Potomac is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Potomac is a partner or beneficiary, and
(z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Potomac, in the case of a first-tier subsidiary of Potomac, or by a controlled corporation, in the case of a lower-tier subsidiary.

          (5) Potomac will not take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization with the meaning of Section 368(a) of the Code or with the representations made herein.

          (6) No outstanding Potomac Common Stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Date by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an award (a) granted under a plan that satisfies the requirements under S.E.C. Rule 16b-3 or (b) granted more than six months before the Effective Date.

          (7) Potomac has not filed, and does not hold any asset subject to, a consent pursuant to Section 341(f) of the Code and regulations thereunder.

          (8) Potomac is not a party to, and does not hold any asset subject to, a "safe harbor lease" under former Section 168(f)(8) of the Code and regulations thereunder.

          (9) There is no plan or intention by the stockholders of Potomac who own 1% or more of the Potomac Common Stock, and to the best of the knowledge of management of Potomac, there is no plan or intention by the remaining stockholders of Potomac to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Summit or any Summit Related Person, directly or indirectly, of a number of Summit shares received in the Merger that would reduce the stockholders' ownership of Summit Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Potomac Common Stock as of the same date. For purposes of this representation, Potomac Common Stock exchanged for cash or other property and Potomac Common Stock exchanged for cash in lieu of fractional Summit Common Stock will be treated as outstanding Potomac Common Stock at the date of the Merger. Moreover, Potomac Common Stock and Summit Common Stock held by the stockholders of Potomac and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

          (10) During the five-year period prior to the Effective Time, Potomac did not declare any dividends with respect to its outstanding stock other than regular, normal dividends consistent in amount and effect with prior dividend distributions.

          Also, in addition to the mutual representations you, Summit and Merger Sub have made to us, and the specific representations that you have made to us, with the consent of Summit and Merger Sub, we have also assumed that the following statements are true as of the date hereof and will be true as of the

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Potomac Valley Bank
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Effective Time and that Summit and Merger Sub will reaffirm these representations at the Effective Time. Jackson & Kelly PLLC has not independently verified the completeness and accuracy of any of the following representations. Jackson & Kelly PLLC is relying on these representations in rending the opinions contained herein:

          (1) For each of Summit and Merger Sub, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

          (2) Neither Summit nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

          (3) At the Effective Time, the fair market value of the assets of Summit will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject. At the Effective Time, the fair market value of the assets of Merger Sub will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

          (4) Currently, Summit has no ongoing stock repurchase program where it acquires its own stock through repurchases in the open market. No such stock repurchase program will be created in connection with the Merger.

          (5) Neither Summit nor Merger Sub will take any position on any Federal, state or local income tax return or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with the representations made herein.

          (6) Cumulatively, shareholders, officers and directors of South Branch own (directly or through related parties) no more than five percent (5% ) of the issued and outstanding stock of Potomac. For purposes of this representation related parties mean persons who are related within the meaning of Code (S)267(b).

          (7) There is no plan or intention by the stockholders of Potomac who own 1% or more of the Potomac Common Stock, and to the best of the knowledge of management of Summit, there is no plan or intention by the remaining stockholders of Potomac to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Summit or any Summit Related Person, directly or indirectly, of a number of Summit shares received in the Merger that would reduce the stockholders' ownership of Summit Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Potomac Common Stock as of the same date. For purposes of this representation, Potomac Common Stock exchanged for cash or other property and Potomac Common Stock exchanged for

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Potomac Valley Bank
October 12, 1999
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cash in lieu of fractional Summit Common Stock will be treated as outstanding
Potomac Common Stock at the date of the Merger. Moreover, Potomac Common Stock and Summit Common Stock held by the stockholders of Potomac and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are considered in making this representation.

          On the basis of the foregoing in reliance upon the representations and assumptions described herein, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of Potomac, Potomac will comply with all applicable statement and notification requirements (if any) of Treasury Regulation (S) 1.897-2(g) & (h) and the Merger will be consummated in accordance with the Plan of Merger, therefore, we are of the opinion that for federal income tax purposes:

          (1) The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Summit and Potomac will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) The holders of Potomac Common Stock will recognize no gain or loss upon the exchange of their shares of Potomac Common Stock solely for shares of Summit Common Stock (except for cash received in lieu of a fractional share of Summit Common Stock). Code Section 354(a)(1);

          (3) The tax basis of the Summit Common Stock received by the holders of Potomac Common Stock in the Merger will, in each case, be the same as the basis of the Potomac Common Stock surrendered in exchange therefor. Code Section 358(a)(l);

          (4) The holding period of the Summit Common Stock received by the holders of Potomac Common Stock in the Merger will, in each case, include the period during which the Potomac Common Stock surrendered in exchange therefor was held by the exchanging stockholders, provided that the Potomac Common Stock was held as a capital asset in the hands of the exchanging stockholders on the date of the Merger. Code Section 1223(1);

          (5) The payment of cash to holders of Potomac Common Stock in lieu of fractional share interests of Summit Common Stock will be treated as if such fractional shares were issued as part of the Merger and then were redeemed by Summit. A Potomac stockholder receiving such cash payment will recognize gain or loss measured by the difference (if any) between the amount of cash received and the Stockholder's basis in such fractional share. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholders at the Effective Time. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574; and

          (6) The payment of cash to Potomac stockholders in exchange for Potomac Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received as a distribution in redemption of such stockholder's Potomac Common Stock, subject to the provisions and limitations of
Section 302 of the Code. Where as a result of such distribution a stockholder owns no Potomac Common Stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Potomac Common Stock, as provided in section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of section 267 of the Code) loss will be realized and recognized to such stockholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Potomac Common Stock

Potomac Valley Bank
October 12, 1999
Page __

surrendered, as determined under section 1011 of the Code. If a Potomac stockholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the shares were held as a capital asset on the date of the exchange.

          Our opinion represents our best judgement of how a court would decide, if presented with the issues addressed herein and is not binding on the Internal Revenue Service or any court. Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

          Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth in this letter. It is also based on the Code, Treasury Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the Effective Time, or should the relevant facts prove to be other than as we have reviewed, our opinion could be affected. We can give no assurance that after any such change our opinion would not be different. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in applicable law.

          Also, our opinion is based on the assumption, and we have assumed with your permission that the cash paid to Potomac stockholders pursuant to the Merger (including, pursuant to a shareholder's statutory dissent) will not exceed twenty percent (20%) of the value of all rights to shares of Potomac outstanding as of the Effective Time.

          In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained (including, by way of example, but not limitation, the representations) and the statements set out herein, which we have assumed and you, Summit and Merger Sub have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate.

          Our opinions do not address the tax consequences to certain Potomac stockholders in light of their particular circumstances, including, by way of example, but not limitation, some or all of the following: Potomac stockholders who hold their Potomac Common Stock other than as a capital asset, foreign stockholders, stockholders who are not United States citizens, tax exempt organizations, financial institutions, persons subject to the alternative minimum tax, insurance companies, retirement plans, and persons who acquired their Potomac Common Stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger to any party, whether federal, state, local or foreign including, by way of example, but not limitation, tax consequences of a required change in accounting method, if any, or the termination of a bad debt reserve, if any.

          The opinions expressed herein are solely for your benefit and are being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon in any manner or for any purpose by any other person nor any copies published, communicated, quoted or otherwise made available in whole or in part to any other person or entity without our express prior written consent. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and shall not be deemed to be a representation or opinion as to any factual matters.

Potomac Valley Bank
October 12, 1999
Page __

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Jackson & Kelly PLLC under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Securities and Exchange Commission thereunder.

                                    Respectfully,

                                    JACKSON & KELLY PLLC



                                     /s/ Jackson & Kelly PLLC
                                    ----------------------------------